Exhibit 99.1

INmune Bio, Inc. Announces First Quarter 2021 Results and Provides Business Update

Company to host conference call today, May 5, at 4:30pm ET

LA JOLLA, Calif., May 05, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today reported its financial results for the first quarter ended March 31, 2021 and provided a business update.

“We continued to treat patients in the Phase I XPro1595 Alzheimer’s disease trial and expand the extensive biomarker data,” stated RJ Tesi, M.D., chief executive officer of INmune Bio. “The interim data that we reported in January confirms that XPro1595 decreases neuroinflammation in patients with Alzheimer’s disease and supports transitioning to a blinded randomized placebo-controlled Phase II trial later this year. We regard these results as extremely promising and look forward to further confirmation of XPro1595’s potential benefit to these patients in a rigorously designed Phase 2 study. We will report the additional biomarker data later this Summer.”

“We have started screening patients in the Phase I INKmune NK cell priming platform trial in patients with high-risk myelodysplastic syndrome (MDS). MDS is a serious hematopoietic stem cell disorder in which patients have functionally defective NK cells, and approximately one-third of cases progress to AML. We created a short 5-minute video that we believe does a wonderful job explaining why NK cells fail to clear cancer and how the cellular and molecular interactions by INKmune activate NK cells to kill resistant tumors. The video can be found by clicking here.”

“Finally, in our Phase 2 trial of Quellor in hospitalized COVID-19 patients with pulmonary complications, we continue to enroll patients. We expect to receive a ‘go/no-go’ decision by the independent Data Safety Monitoring Board following the analysis of the first 100 patients. We believe Quellor will neutralize soluble TNF, the ‘master cytokine’ of the cytokine storm to decrease progressive respiratory symptoms in these hospitalized patients.”

“In summary, notwithstanding the ongoing pandemic that continues to disrupt drug development timelines around the world, we believe that we are well positioned to make meaningful advancements across all of our key programs this year,” Dr. Tesi concluded.

Q1 2021 and Recent Corporate Highlights

DN-TNF Platform Highlights:

●	Announced interim Phase 1b data demonstrating that XPro1595 decreased neuroinflammation measured by CSF cytokines correlated with decreases in white matter free water, a validated non-invasive biomarker of neuroinflammation. The data showed the benefits of decreased neuroinflammation with decreased neurodegeneration and improved synaptic function as measured by CSF proteomics and remodeling and repair in the brain due to improvements in white and gray matter quality as measured by MRI.

o	Data strongly support initiation of a blinded, randomized, placebo-controlled Phase 2 study in 2021 to explore the clinical impact of long-term control of neuroinflammation with XPro1595 in patients with Alzheimer’s disease.

o	Presented detailed biomarker data during a Key Opinion Leader webinar on January 21, 2021, a replay of which can be accessed here.

●	Continued to advance its Phase 2 trial of Quellor in hospitalized COVID-19 patients suffering from pulmonary complications toward a “go/no-go” decision by the DSMB around mid-year.

Financial Highlights:

●	During the first quarter, the Company raised approximately $29 million from the sale of its common shares through a pre-existing open sale market agreement (At-the-Market, or ATM).

Upcoming Milestones:

●	Report on the first 100 patients enrolled in the company’s Quellor trial in COVID-19 which will provide proof-of-concept and inform a “go/no go” decision by the Data Safety Monitoring Board (DSMB).

●	Initiate XPro1595 Phase 2 program for treatment resistant depression, funded in part by a $2.9 million NIH grant in the second half of 2021.

●	Initiate XPro1595 Phase 2 program for Alzheimer’s disease in patients with neuro-inflammation in the second half of 2021.

●	Initiation of INKmune high-risk MDS trial.

●	The company plans additional clinical trials after the COVID-19 pandemic has been controlled. The exact timing of these trials cannot be predicted at this time. These trials include:

●	INKmune Phase 1 program for ovarian cancer.

●	LIVNate Phase 2 program for NASH.

●	INB03 Phase 2 program for MUC4 expressing cancer.

Financial Results for the First Quarter Ended March 31, 2021:

Net loss attributable to common stockholders for the quarter ended March 31, 2021 was approximately $4.6 million, compared to approximately $2.1 million for the quarter ended March 31, 2020.

Research and development expense totaled approximately $2.5 million for the quarter ended March 31, 2021, compared to approximately $0.8 million during the quarter ended March 31, 2020.

General and administrative expense was approximately $2.1 million for the quarter ended March 31, 2021, compared to approximately $1.3 million during the quarter ended March 31, 2020.

As of March 31, 2021, the Company had cash and cash equivalents of approximately $45.3 million and no debt.

As of May 5, 2021, the Company had approximately 14.9 million common shares outstanding.

Earnings Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: Wednesday, May 5, 2021

Time: 4:30 PM Eastern Time

Participant Dial-in: 877-407-0784

Participant Dial-in (international): 201-689-8560

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through May 12, 2021 by dialing 1-844- 512-2921 or 1-412-317-6671 (international) and entering PIN no. 13718747.

About XPro1595

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trial to determine if it can treat for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and treatment resistant depression (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, Quellor™ and INKmune are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720

DMoss@INmuneBio.com

Investor Contact:

Chuck Padala

LifeSci Advisors

(646) 627-8390

chuck@lifesciadvisors.com

The following table summarizes our results of operations for the periods indicated:

INMUNE BIO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$45,340	$21,967
Research and development tax credit receivable	2,190	1,686
Other tax receivable	154	113
Prepaid expenses	1,514	220
Prepaid expenses – related party	15	-

TOTAL CURRENT ASSETS	49,213	23,986

Operating lease – right of use asset – related party	147	156
Acquired in-process research and development intangible assets	16,514	16,514

TOTAL ASSETS	$65,874	$40,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,572	$1,518
Accounts payable and accrued liabilities – related parties	10	34
Deferred liabilities	591	190
Operating lease, current liability – related party	23	34
TOTAL CURRENT LIABILITIES	2,196	1,776

Long-term operating lease liability – related party	116	126
TOTAL LIABILITIES	2,312	1,902

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 14,932,638 and 13,481,283 shares issued and outstanding, respectively	15	13
Additional paid-in capital	101,466	72,105
Accumulated other comprehensive income	12	11
Accumulated deficit	(37,931)	(33,375)
TOTAL STOCKHOLDERS’ EQUITY	63,562	38,754

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,874	$40,656

INMUNE BIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2021	2020

REVENUE	$4	$-
OPERATING EXPENSES
General and administrative	2,061	1,299
Research and development	2,491	793
Total operating expenses	4,552	2,092

LOSS FROM OPERATIONS	(4,548)	(2,092)

OTHER (EXPENSE) INCOME
Other (expense) income	(8)	22
Total other (expense) income	(8)	22

NET LOSS	$(4,556)	$(2,070)

Net loss per common share – basic and diluted	$(0.32)	$(0.19)

Weighted average number of common shares outstanding – basic and diluted	14,322,659	10,747,300

COMPREHENSIVE LOSS

Net loss	$(4,556)	$(2,070)
Other comprehensive income (loss) – foreign currency translation	1	(21)
Total comprehensive loss	$(4,555)	$(2,091)

INMUNE BIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,556)	$(2,070)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	899	682
Changes in operating assets and liabilities:
Research and development tax credit receivable	(504)	(145)
Other tax receivable	(41)	6
Prepaid expenses	(1,294)	(170)
Prepaid expenses – related party	(15)	26
Accounts payable and accrued liabilities	54	294
Accounts payable and accrued liabilities – related parties	(24)	29
Deferred liabilities	401	300
Operating lease liability – related party	(12)	13
Net cash used in operating activities	(5,092)	(1,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common stock	28,446	1,003
Net proceeds from the exercise of warrants	18	-
Purchase of common stock	-	(1,012)
Net cash provided by (used in) financing activities	28,464	(9)

Impact on cash from foreign currency translation	1	(21)

NET INCREASE (DECREASE) IN CASH	23,373	(1,065)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,967	6,996

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$45,340	$5,931